UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 22, 2010

Atlas Pipeline Partners, L.P.

(Exact name of registrant as specified in its chapter)

Delaware	1-14998	23-3011077
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1550 Coraopolis Heights Road
Moon Township, Pennsylvania		15108
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (412) 262-2830

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 22, 2010, Atlas Pipeline Partners, L.P. (“APL”) entered into an amended and restated credit agreement (the “Amended Agreement”) with Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, as sole lead arranger, and the lenders party thereto, which provides a $350.0 million senior secured revolving credit facility that matures in December 2015 (the “Credit Facility”). The Amended Agreement amends and restates APL’s existing credit agreement dated as of July 27, 2007, and its terms are substantially similar, except:

•	the Applicable Margin used to determine interest rates has been revised;

•	the mandatory prepayment requirement for “Excess Cash Flow” and equity offering proceeds has been eliminated;

•

APL will not have any restrictions on making investments in the Laurel Mountain joint venture if its “Minimum Liquidity” is greater than $50 million on a pro forma basis, and otherwise will be permitted to make investments of up to $60 million per year;

•	the requirements that APL meet specified financial thresholds in order to be permitted to make distributions to its unitholders have been eliminated;

•	restrictions on early termination of hedge agreements having a positive market value have been eliminated;

•	restrictions capping annual capital expenditures if specified financial thresholds are not met have been eliminated; and

•	financial covenant thresholds have been revised.

Minimum Liquidity is defined as:

•	the total amount classified as cash and cash equivalents on APL’s consolidated balance sheet less amount classified as restricted cash plus

•	any amounts available for borrowing under the Credit Facility.

Borrowings under the Credit Facility are secured by a lien on and security interest in all of APL’s property and that of its subsidiaries and by the guaranty of each of its subsidiaries, other than the Chaney Dell, Midkiff/Benedum and Laurel Mountain joint ventures.

Borrowings bear interest at a rate per annum equal to (i) the higher of (a) the rate of interest publicly announced by the administrative agent as its prime rate in effect, (b) the federal funds effective rate from time to time plus 0.5% and (c) three-month LIBOR plus 1.0%, or (ii) the LIBOR rate for one, two, three or six months or, if agreed by all the lenders, the nine or twelve months, each plus the applicable margin based on the ratio of APL’s consolidated funded debt to Consolidated EBITDA, as defined in the Amended Agreement.

Amounts under the Credit Facility may be repaid and re-borrowed until December 22, 2015. Mandatory prepayments of the Credit Facility are required from the net cash proceeds of debt issuances, insurance and condemnation events, and dispositions of assets that exceed $50.0 million in the aggregate in any fiscal year that are not reinvested in replacement assets within 360 days.

The Amended Agreement contains standard representations and covenants for facilities of this type, including covenants to maintain specified financial ratios. The events which constitute an event of default are also customary for loans of this size, including payment defaults, breaches of representations or covenants, adverse judgments in excess of a specified amount and a change of control. Occurrence of an event of default allows the lenders to accelerate the payment of the loans and terminate the commitments to lend.

A copy of the Amended Agreement is attached hereto as exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 is hereby incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On December 22, 2010, APL issued a press release announcing the closing of the above-described transaction. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. The information in Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amended and Restated Credit Agreement, dated as of July 27, 2007, amended and restated as of December 22, 2010

99.1	Press release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ATLAS PIPELINE PARTNERS, L.P.

	By:	Atlas Pipeline Partners GP, LLC
its General Partner

Dated: December 22, 2010		/s/ Eric T. Kalamaras
	By:	Eric T. Kalamaras
	Title:	Chief Financial Officer

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